UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2018

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 6, Chiswick Park
London W4 5HR
United Kingdom
(Address of principal executive offices) (Zip Code)
+44-1604-232425
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2018, Avon Products, Inc. (the “Company”) announced that Gustavo Arnal will join the Company as Executive Vice President and Chief Financial Officer reporting to the Chief Executive Officer. Mr. Arnal is expected to join the Company during the spring of 2019 (the “Commencement Date”). James Wilson, Avon’s current Chief Financial Officer, has indicated his decision to step down from this role in March 2019 and will no longer serve as Chief Financial Officer.

Since 2017, Mr. Arnal, age 48, has worked at Walgreens Boots Alliance (WBA) where he has served as Senior Vice President, Chief Financial Officer (CFO) of International Divisions and Global Functions. Prior to WBA, Mr. Arnal worked for over 20 years with Procter & Gamble (P&G) where he served as Vice President, CFO India, Middle East and Africa and Vice President, CFO of Global Fabric & Home Care. Mr. Arnal also served as CFO of Global Personal Beauty Care and earlier as CFO for all of P&G’s businesses in Brazil.

Mr. Arnal entered into an employment offer letter and contract of employment agreement with Avon Cosmetics Limited, a wholly-owned subsidiary of the Company, effective on December 11, 2018 (the “Agreement”), which provides for the following key compensation and benefits:

•    an annual base salary of £500,000;
•    an annual cash incentive opportunity with a target award equal to 80% of earned eligible base salary, subject to achievement of performance goals (provided that his 2019 annual incentive will be no less than 50% of the pro-rated target award);
•    beginning in 2019, participation in the long-term incentive program for similarly situated executives with an expected annual target award equal to 230% of eligible base salary, subject to achievement of performance goals; and
•    participation in the UK medical, insurance and pension schemes and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

Mr. Arnal will receive the following sign-on cash awards: £343,000, payable soon after the Commencement Date, £702,000, payable following the twelve-month anniversary of the Commencement Date, and £770,000 payable following the twenty-four month anniversary of the Commencement Date, provided that he remains in service with the Company.
In addition, upon a qualifying termination of Mr. Arnal’s employment (which includes an involuntary termination without cause or a resignation by him for “good reason”), he is entitled to receive a severance benefit of twenty-four months of base salary, a prorated annual bonus for the year of termination and any unpaid annual bonus for completed fiscal years, subject to Mr. Arnal’s entry into a settlement agreement, which shall include, for example, a general release of claims, non-competition and non-solicitation provisions and other covenants.

Mr. Arnal is covered by the Company’s Amended and Restated Change in Control Policy so that if his employment is terminated either involuntarily without cause or for “good reason,” within two years after a change in control, Mr. Arnal would be entitled to receive two times the sum of his then current annual base salary and target annual bonus.

Mr. Arnal will be subject to the Company’s stock ownership guidelines, which provides for an ownership target in Company stock equal to three times his base salary and he will be expected to hold 50% of net shares acquired upon vesting of equity awards until this target has been satisfied. Mr. Arnal will also be subject to the Company’s Amended and Restated Compensation Recoupment Policy.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Ginny Edwards
Name: Ginny Edwards
Title: Vice President and Corporate Secretary

Date: December 13, 2018